Exhibit 10.1

THIS EXECUTIVE SEPARATION AGREEMENT (this “Agreement”) is entered into as of the date indicated on the signature page hereto (the “Effective Date”) by and between Mitesco, Inc., a Delaware Company with principal place of business at 1660 Highway 100 South, Suite 432, St. Louis Park MN 55416 (the “Company”), and Phillip Keller residing at 401 South First Street Minneapolis, MN 55401, an individual (“Executive” and together with the Company, the “Parties” and each, a “Party”).

WHEREAS, Executive is currently employed by the Company as its Chief Financial Officer pursuant to the terms of that certain Employment Agreement by and between the Company and Executive, dated March 14, 2021 (the Employment Agreement”); and

WHEREAS, Executive and the Company have come to a mutual agreement regarding the Executive’s and the Company’s desire for Executive to leave his position as Chief Financial Officer (the “Separation”).

NOW THEREFORE, the Parties, who have had the opportunity to receive independent legal advice in this matter, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Executive's Separation.

(a)    Executive’s employment with the Company and any subsidiaries and affiliated entities will be irrevocably terminated on June 12, 2022 (the “Separation Date”). As of the Separation Date, Executive shall no longer be an officer, or employee of the Company, or an officer, employee, or member of the board of directors of any subsidiary or affiliated entity of the Company, and Executive agrees he shall execute any and all documents necessary or advisable, as requested by the Company, to effect Executive’s Separation as an officer, employee of the Company, or an officer, employee, or member of the board of directors of any subsidiary or affiliated entity of the Company. The Company agrees that Executive shall have the opportunity to consult with his own counsel prior to executing any documents referenced in this paragraph.

(b)    Executive shall take any and all actions as reasonably requested by the Company in order to immediately and efficiently effect the Separation contemplated hereby, including, but not limited to, returning to the Company any and all files, records, credit cards, keys, equipment, and any and all other Company property or documents maintained by Executive, at a time and location directed by the Company. This includes, but is not limited to, (i) the transfer of any passwords and data required for Company to have a working and secure IT system, (ii) the return of any and all Company documents and files that are in Executive’s personal possession, and (iii) providing the Company with the passwords and code to the Company’s bank accounts. Executive shall, on and after the Effective Date, continue to cooperate with the Company in providing any additional documents and information that the Company reasonably requests in connection with the Company’s ongoing business activities.

(c)    Executive shall cooperate in handover and transitioning of his duties, to the extent reasonably requested by the Company.

2.    Consideration. As consideration for Executive’s promises and obligations under this Agreement, and provided that you sign and do not revoke or rescind this Agreement as provided in below, the Company will provide you with the following:

(a)     with a payment equal to four weeks of salary (calculated as salary from June 10, 2022 through July 8, 2022), less applicable withholdings and deductions (the “Separation Payment”). The Separation Payment will be paid in a lump sum on the first regular payroll date following the expiration of the revocation and rescission periods outlined below.

(b)    Payout of accrued and unused PTO through the date of termination.

(c)    Executive will maintain any health insurance benefits directly sponsored and paid for by the Company through June 30, 2022.

(d)    Executive shall retain all stock and options currently held as of the Separation Date that previously vested; subject to the terms and conditions of the Stock Option Grants and Plan.

(e)    The Company and Executive will cooperate in the preparation of any public disclosure by the Company related to the existence or the terms and conditions of the Employment Agreement, or the termination of the Employment Agreement in connection with the Separation, the content of which shall be subject to the review and comment of Executive, which shall not be unreasonably withheld, conditioned or delayed. In no event shall Executive’s rights under this subsection prevent the Company from fulfilling its obligations under applicable securities laws and regulations. The Company and the Executive agree that the Company may make the following statement in response to any inquiries regarding his separation from the Company: “Phillip Keller has tendered his resignation to the Company effective June 12, 2022 for personal reasons.” The Company entered into a Separation Agreement and wishes him the best in his next endeavors.”

It is expressly acknowledged and agreed that the consideration provided in this Section 2 shall constitute the full consideration to be paid in connection with this Agreement, the Employment Agreement or any other agreement, document, written or verbal understanding or otherwise between the Company and Executive. No additional consideration (including, but not limited to, cash, common or preferred stock or and equity-linked securities for consideration) whatsoever shall be owing by the Company or any subsidiaries or affiliated entities of the Company to Executive by virtue of severance, salary, credit earned for vacation, or any other reason. This Agreement is a full and complete settlement of any and all amounts claimed to be due and owing by the Company and any subsidiaries or affiliated entities of the Company to Executive. The Company shall promptly provide Executive, via U.S. mail to his address listed in the first paragraph of this agreement, with all payroll and tax documents related to the consideration set forth in this Section, including, but not limited to, W-2s, 1099’s and payroll slips for the applicable time periods.

3.    Representations. Executive and the Company make the following representations, each of which is an important consideration to the other party's willingness to enter into this Agreement:

(i)    Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

(ii)    Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

(iii)    Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

(iv)    The Company has sufficient reserves for the payment of its obligations under this Agreement, and the Company shall make such payments as agreed herein.

(v)    Executive has not taken any action or actions prior to the Effective Date that would result in the Company being subject to aggregate monetary liability in excess of $1,000, of which the Company is not aware.

4.	Covenants of Confidentiality and Nondisclosure.

(a)    Executive acknowledges that, as a result of Executive’s past association with the Company, Executive has access to and holds confidential or proprietary information of special and material value to the Company. Executive covenants and agrees that he shall not, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors, employees, and professional advisors of the Company, or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent reasonably possible and legally permissible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order, at the Company’s sole cost and expense. “Confidential Information” means any confidential information with respect to the Company, including, without limitation, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, proprietary software, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters that is not otherwise in the public domain or available to the public upon request or through publicly available research and discovery.

(b)    The negotiations in connection with this Agreement were and are intended by Executive and the Company to be confidential. Neither the Company nor Executive shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement, or the terms and conditions hereof; provided, however, that the Parties agree and acknowledge that the Company may, in its sole discretion, file this Agreement with the U.S. Securities and Exchange Commission and that any legally required disclosure with respect to information contained in this Agreement shall be permissible.

(c)    Executive agrees that he will use his best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including with respect to agreements, certificates, instruments and documents that Executive was required to deliver prior to, or in connection with, the closing of the Transaction in his capacity as an officer or director of the Company or any of its subsidiaries as of such date. However, the Company agrees that Executive shall have the opportunity to consult with counsel prior to signing any instrument or document or other deliverable contemplated in this paragraph.

5.    Release of Claims.

(a)    I, Phillip Keller, in consideration of and subject to the performance by the Company, of its obligations under this agreement, do hereby release and forever discharge as of the date hereof the Company and its respective Affiliates, and their respective subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of any of them (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

(b)    I understand that any payment paid or granted to me under this Agreement represents, in part, consideration for signing this General Release and is not salary, wages or benefits to which I was otherwise entitled. I understand and agree that I will not receive benefits under this Agreement unless I execute this General Release and do not revoke or rescind this General Release, in whole or in part, within the time period permitted hereafter.

(c)    Except as provided in paragraphs (d) through (f) below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, if such termination has occurred, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of

1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Families First Coronavirus Response Act; any applicable Executive Order; the Minnesota Human Rights Act; the Women’s Economic Security Act; the Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66–181.71; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; Minn. Stat. §§ 181.940–181.944; Minn. Stat. §§ 181.950–181.957; Minn. Stat. §§ 181.961–181.966; or under any other federal, state or local civil or human rights law; or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or any other claim arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters; or any other Claim under any theory, whether legal or equitable, including, but not limited to, any claims for damages or declaratory or injunctive relief of any kind (all of the foregoing collectively referred to herein as the “Claims”).

(d)    I understand and acknowledge that nothing in this General Release is intended to: (1) constitute an unlawful waiver of any of my rights under any laws; (2) waive any vested benefits under the Company’s benefits policies or plans; (3) waive my right to indemnification under applicable law or the Company’s bylaws; (4) waive certain continuing provisions of my Employment Agreement, as specifically set forth in this Agreement; (5) waive my right to file an administrative charge with the Equal Employment Opportunity Commission or any other administrative agency under applicable law, or participate in any agency investigation, although I do hereby waive and release my right to recover any monetary or other damages under such applicable law, including but not limited to compensatory, liquidated or punitive damages or attorneys’ fees and costs; or (6) prevent or interfere with my right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

(e)    I further understand and acknowledge that this General Release does not prohibit me from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission (“SEC”), or any federal or state administrative agency, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Nothing in this General Release or any other agreement between me and the Company requires me to seek prior authorization of the Company to make any such reports or disclosures and I do not need and am not required to notify the Company that I have made any such reports or disclosures. This Agreement is not intended to and does not restrict me from seeking or obtaining an SEC whistleblower award.

(f)    I further understand and acknowledge that under the U.S. Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. I hereby represents that I am not aware of any violation of law as outlined in paragraphs 4 or 5 of this General Release.

(g)    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph (c) above. I represent that I am not aware of any Claim that I may have against the Company or any facts that give rise to any Claim. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph (c) above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it, but I nonetheless agree to the terms of this General Release.

(h)    I represent and warrant that I am not aware of any facts or circumstances that might justify a claim against the Company or any of the Released Parties for any violation of the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Families First Coronavirus Response Act (“FFCRA”) or comparable state statutes, or any state or local sick or safe leave law. I further represent and warrant that I have received any and all wages and/or other compensation for work performed by me for the Company, and any and all protected leave to which I have been entitled (if any) under the FMLA or any other federal, state or local law or regulation.

(i)    I have been informed of my right to review and consider this General Release for 21 calendar days, if I choose. I further agree and acknowledge that (a) my waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”); (b) I understand the terms of this Agreement; (c) the Company advises me to consult with an attorney prior to executing this Agreement; (d) I may rescind or revoke this Agreement insofar as it extends to potential claims under the ADEA or the Minnesota Human Rights Act (“MHRA”) by providing written notice to the Company within fifteen (15) calendar days after the date of my signature below. To be effective, the rescission or revocation must be in writing and delivered to the Company either by hand or by mail within the 15-day period. If delivered by mail, the rescission must be: (i) postmarked within the 15-day period; properly addressed to Mitesco, Inc., Highway 100 South, Suite 432, St. Louis Park MN 55416, Attention: Jenny Lindstrom, Chief Legal Officer; and (iii) sent by certified mail, return receipt requested. If I timely exercise my right to rescind my release of claims under the ADEA or the MHRA, I understand the Company will have no obligations to me under this Agreement.

(j)    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

(k)    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.

(l)    I agree that if I violate this General Release by suing the Company or the other Released Parties related to any Claims, I will pay all reasonable costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

(m)    I agree that this General Release and the Agreement are confidential and, subject to the provisions of paragraphs (e) and (f), agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

(n)    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date of my signature below.

(o)    I represent and warrant that in the course of the performance of my duties for the Company, I have not committed, and I further agree and represent that, as of the date of my signature below, I am not aware of, any violations of federal, state or local law, rule or regulation, or any Company policy, by the Company or any of its current or former employees, representatives or agents, and that I am not aware of any facts which would constitute a violation of any federal, state or local law, rule or regulation or any Company policy.

(p)    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.    Time To Accept. You will have twenty-one (21) calendar days from the date on which you received this Agreement to consider whether to sign it. You acknowledge that 21 days is a reasonable and sufficient period of time to consider whether to sign the Agreement. Changes to this Agreement, whether material or immaterial, will not restart the 21-day consideration period. During this time, Mitesco advises you to consult with an attorney of your choice. To receive the consideration described in Section 2, you must sign this Agreement and return the signed original to: Mitesco, Inc., attention: Jenny Lindstrom, Chief Legal Officer, 1660 Highway 100 South, Suite 432, St. Louis Park MN 55416.

7.    Right to Revoke and Rescind. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by providing Mitesco with written notice of your intent to do so within seven (7) calendar days following your signing of this Agreement. You are also informed of your right to rescind your release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act, by delivering a written rescission to Mitesco within fifteen (15) calendar days following your signing of this Agreement. These revocation and rescission periods will run concurrently. You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation or rescission period to the individual identified in Section 6.

If you exercise your right to revoke or rescind any portion of your release of claims, Mitesco may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have revoked or rescinded. You agree and understand that if Mitesco chooses to nullify the Agreement in its entirety, Mitesco will have no obligations under this Agreement.

8.    No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

9.    No Action. Executive affirms as of the date hereof, by executing this Agreement, that he has not filed and will not file any actions or charges, against the Company or the Releasees with any federal, state or local agency. Executive further agrees that, upon payment of the consideration provided in this Agreement, he will not personally recover or attempt to recover monies from the Company or the Releasees regarding the employment or Separation in the future.

10.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by an internationally recognized overnight courier to the respective Party at the addresses specified in the first paragraph of this Agreement (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

11.    Internal Revenue Code Section 409A. It is the intent of the Parties that any compensation and benefits payable or provided to Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) or in accordance with any applicable exemption from Section 409A. Unless otherwise provided herein, the Parties acknowledge and agree that all compensation and benefits payable or provided to Executive under Agreement are paid and provided in compliance with Section 409A, and therefore, the Company shall not report any of such compensation or benefits in Box 12 of Executive’s Form W-2 using code “Z.” Notwithstanding anything to the contrary in this Agreement, Executive has been determined to be a "specified employee" within the meaning of Section 409A at the time of Executive's separation from service (other than due to death), therefore, the payments of "nonqualified deferred compensation" subject to Section 409A, that are payable within the first six months following Executive's separation from service, will be paid on the first date of the seventh (7th) month following the date of Executive's separation from service. Notwithstanding anything herein to the contrary, in the event of Executive's death following Executive's separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other deferred compensation payments will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of Section 409A, Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, but shall not exceed the maximum days allotted (e.g. “within sixty (60) days”).

12.    Governing Law. The laws of the State of Minnesota govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof. The parties hereto hereby irrevocably and unconditionally each submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the State of Minnesota and its courts and the courts of the United States of America; consents that any such action or proceeding shall be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

13.    Interpretation.This Agreement shall be construed as if the Parties jointly prepared this Agreement and any uncertainty or ambiguity shall not be interpreted against any Party.

14.    Entire Agreement. This Agreement contains the entire understanding by and between the Parties and supersedes any and all prior agreements and understandings between the Parties and the Company, including the Employment Agreement, whether such agreements or understandings were oral or written, and all of which prior agreements and understandings are hereby definitively terminated and of no further force or effect, unless otherwise provided herein. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained. Executive covenants and agrees that he will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise against the Releasees or any of them, as applicable, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement, except to enforce this Agreement or unless otherwise provided for herein.

15.    Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement, and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Releasees.

16.    Construction. The headings of sections and paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely, except as otherwise provided for herein. The terms and conditions of this Agreement have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

17.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be executed in counterparts and may be delivered via fax or scan which shall have the same full force and effect as an original.

18.    Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel. Executive has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, and Executive acknowledges and agrees that Company counsel does not represent Executive individually or as an officer or director of the Company. Executive further acknowledges that the only consideration for signing this Agreement is the terms stated in this Agreement, and that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement; that he is competent to execute this Agreement; that he has been afforded sufficient and reasonable time to consider the Agreement and has been advised in writing and given the opportunity to consult advisors, legal and otherwise, of his own choosing; that the consideration received for executing this Agreement is greater than that ordinarily provided by the Company under any severance plan, policy or practice; and that he fully understands the meaning and intent of this Agreement.

19.    Successors and Assigns. This Agreement shall be assigned to the Company’s successors and assigns, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns. In addition, the Parties agree that the benefits provided to Executive shall survive his death and inure to the benefit of Executive’s estate, heirs, and assigns.

20.    Testimony. Notwithstanding anything to the contrary in this Agreement, including, but not limited to, Sections 4 and 7, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena.

BY SIGNING THIS AGREEMENT AND GENERAL RELEASE, I REPRESENT AND AGREE THAT:

o	I HAVE READ IT CAREFULLY;
o

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

o	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
o	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
o

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

o

I UNDERSTAND THAT I HAVE FIFTEEN (15) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT BY PROVIDING WRITTEN NOTICE OF REVOCATION TO THE VICE PRESIDENT OF HUMAN RESOURCES OF THE COMPANY AT THE ADDRESS SET FORTH ABOVE, AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

o	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
o	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year indicated below.

MITESCO, INC

By:  /s/ Lawrence Diamond

Name: Lawrence Diamond

Title: CEO

Date: June 12, 2022

PHILLIP KELLER

By:  /s/ Phillip Keller

Phillip Keller, an individual

Date: June 12, 2022

THIS IS A LEGAL AGREEMENT, RELEASE AND COVENANT NOT TO SUE. READ CAREFULLY BEFORE SIGNING.

[Signature page to Executive Separation Agreement]